As of April 30, 2015, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD FUND         	34.56%

CHARLES SCHWAB AND CO INC
ACCESS FLEX BEAR HIGH YIELD FUND       	29.71%

As of April 30, 2015, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX HIGH YIELD FUND

LPL FINANCIAL
ACCESS FLEX BEAR HIGH YIELD FUND